                                                                     Exhibit 5.1

                 Opinion of Akerman, Senterfitt & Eidson, P.A.

                                                   July 31, 2001



IVAX Corporation
4400 Biscayne Boulevard
Miami, Florida 33137

Ladies and Gentlemen:

         We have acted as counsel to IVAX Corporation, a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by the Company of (i) $725,000,000 of principal amount of its 4 1/2% Convertible Senior Subordinated Notes due 2008 (the "4 1/2% Notes") and (ii) 18,102,344 shares of the Company's common stock, par value $.10 per share, issuable upon conversion of the 4 1/2% Notes (the "Conversion Shares"), all of which are to be sold by certain holders of the 4 1/2% Notes or the Conversion Shares as described in the Registration Statement. The Notes were issued under an Indenture, dated as of May 4, 2001, between the Company and U.S. Bank Trust National Association, as trustee (the "Indenture").

         In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the exhibits thereto, (ii) the Indenture; (iii) the Registration Rights Agreement, dated May 4, 2001, between the Company and UBS Warburg LLC, as initial purchaser; (iv) the form of the 4 1/2% Notes; (v) the Articles of Incorporation of the Company, as amended; and (vi) such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

         Based upon the foregoing examination, we are of the opinion that (i) the 4 1/2% Notes are legally issued and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent conveyance, moratorium or other similar laws affecting creditor' rights generally and general principals of equity regardless of whether such enforceability is considered in a proceeding in equity or at law and (ii) the Conversion Shares have been duly authorized by the Company,

IVAX Corporation
July 31, 2001
Page 2
---------------------------


and when issued and delivered in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable, assuming no change in applicable law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                       Sincerely,


                                       AKERMAN, SENTERFITT & EIDSON, P.A.

                                       /s/ Akerman, Senterfitt & Eidson, P.A.